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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
AEP Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER TO OUR STOCKHOLDERS

February 28, 2008
To our Stockholders:

        We cordially invite you to attend our 2008 Annual Meeting of Stockholders, which will be held on Tuesday, April 8, 2008, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

        At the annual meeting, stockholders will be asked to elect three Class A Directors, to approve the AEP Industries Inc. Management Incentive Plan, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008. We urge you to carefully review the proxy materials and to vote FOR the director nominees, FOR approval of the AEP Industries Inc. Management Incentive Plan, and FOR the ratification of KPMG's appointment. Please refer to the attached notice and proxy statement for additional information regarding each of the proposals and the annual meeting.

        Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote by mailing your completed proxy card or voting instruction card and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

        We hope to see you at the April 8, 2008 annual meeting.

Sincerely,

J. Brendan Barba
Chairman of the Board
President and Chief Executive Officer

Corporate Headquarters
125 Phillips Avenue
South Hackensack, NJ 07606
(201) 641-6600

AEP INDUSTRIES INC.
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

        Our 2008 Annual Meeting of Stockholders will be held on Tuesday, April 8, 2008 at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey to conduct the following items of business:

  •
  To elect three Class A Directors to serve for a three-year term or until their respective successors have been elected and qualified.

  •
  To approve the AEP Industries Inc. Management Incentive Plan.

  •
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008.

  •
  To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

        Only stockholders of our common stock at the close of business on February 11, 2008 are entitled to receive this notice and to attend and vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders will be available during regular business hours at our principal executive offices, 125 Phillips Avenue, South Hackensack, NJ 07606. A stockholder may examine the list for any legally valid purpose related to the meeting.

        Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by mailing your completed proxy card or voting instruction card and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

                      By Order of the Board of Directors

                      James B. Rafferty
                      Vice President, Treasurer and Secretary

South Hackensack, New Jersey
February 28, 2008

AEP INDUSTRIES INC.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 8, 2008

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

        The Board of Directors of AEP Industries Inc. (the "Board") is soliciting your proxy for use at our 2008 Annual Meeting of Stockholders and any adjournment or postponement of such meeting. The 2008 Annual Meeting of Stockholders will be held on Tuesday, April 8, 2008, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

        The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders on or about February 28, 2008.

What is the purpose of the annual meeting?

        At the annual meeting, you will be voting on the election of three Class A Directors, the approval of the AEP Industries Inc. Management Incentive Plan and the ratification of the appointment of KPMG LLP ("KPMG") as our independent registered public accounting firm for fiscal 2008. The Board recommends a vote FOR the director nominees, FOR the approval of the AEP Industries Inc. Management Incentive Plan and FOR the ratification of KPMG's appointment. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

        In addition, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of KPMG will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

        You may vote if you owned shares of our common stock at the close of business on February 11, 2008, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share is entitled to one vote on each matter properly brought before the meeting. As of February 11, 2008, we had 6,819,131 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

        Stockholders of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

        Beneficial Owners.    Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How do I vote?

        By Mail.    You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. Even if you plan to be present at the meeting, we encourage you to vote your shares in this manner. If you are a stockholder of record and the postage-paid envelope is missing, please mail your completed proxy card to AEP Industries Inc., c/o James B. Rafferty, Vice President, Treasurer & Secretary, 125 Phillips Avenue, South Hackensack, NJ 07606.

        At the Annual Meeting.    If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot. If you hold your shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I change my vote after I return my proxy card or voting instruction card?

        Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our Secretary either a notice revoking the proxy or a properly signed proxy that is dated later than the proxy card.

        Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your broker and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Telephone: 800-937-5449

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

        Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

        Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, which include the uncontested election of directors and the ratification of the appointment of an independent registered public accounting firm. We believe the proposal to approve the AEP Industries Inc. Management Incentive Plan will be considered a non-routine matter. Therefore, if you do not provide voting instructions, your shares will be considered "broker non-votes" with regard to such proposal because the bank, broker or other nominee will not have discretionary authority to vote thereon. Broker non-votes will be considered as present for purposes of determining a quorum but will not be considered as entitled to vote with respect to such proposal.

What if I hold shares through the 401(k) Savings and Employee Stock Ownership Plan?

        Your proxy card will serve to instruct the trustee of the 401(k) Savings and Employee Stock Ownership Plan how to vote your shares. If you do not provide instructions on how to vote your shares, those shares will not be voted. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by Friday, April 4, 2008.

How many shares must be present to hold the meeting?

        In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of February 11, 2008 must be present in person or by proxy at the meeting. This is known as a quorum. Broker non-votes and abstentions will be considered as present for purposes of determining a quorum.

What vote is required to approve each item of business?

        Election of Directors.    The three nominees receiving the highest number of "for" votes at the meeting will be elected as Class A Directors. This number is called a plurality. Abstentions and withheld votes will have no effect on the outcome of the vote.

        Approval of the AEP Industries Inc. Management Incentive Plan.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for approval of the AEP Industries Inc. Management Incentive Plan. Abstentions will have the same effect as a vote against the matter. Broker non-votes will not be considered as entitled to vote with respect to this proposal.

        Ratification of Appointment of KPMG.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for ratification of the appointment of KPMG as our independent public registered accounting firm for fiscal 2008. Abstentions will have the same effect as a vote against the matter. Although stockholder approval of the appointment is not required by law and is not binding on us, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year, although it has no current intention to do so.

Who will count the votes and where can I find the voting results?

        American Stock Transfer & Trust Company will tabulate the voting results. We will announce the voting results at the annual meeting and will publish the results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

PROPOSAL NO. 1—
ELECTION OF DIRECTORS

        The Board currently consists of nine members serving three-year staggered terms. Three directors are to be elected at the annual meeting to hold office until the 2011 annual meeting of stockholders ("Class A directors"). Each director will serve until a successor is elected and qualified or until such director's earlier resignation, retirement or death. The Board has nominated the current Class A directors, Kenneth Avia, Paul E. Gelbard, and Lawrence R. Noll, for new terms that will expire at the 2011 annual meeting. With the exception of Mr. Noll, the Board has affirmatively concluded that such director nominees are independent under the applicable rules of the NASDAQ Global Select Market ("Nasdaq").

        Each of the nominees has accepted the nomination and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee.

        The Board recommends that you vote FOR the election of each of the following Class A director nominees:

Nominee	Age	Director Since	Director Background
Kenneth Avia	65	1980	•	Managing Principal of Avia Consulting Group LLC since 2002
			•	Executive Vice President of First Data Merchant Services (global payment services firm) from 1993 to 2002
			•	Divisional Vice President of Automatic Data Processing, Inc. (global independent computing services firm) from 1984 to 1993
Paul E. Gelbard	77	1991	•	Of Counsel, Warshaw Burstein Cohen Schlesinger & Kuh, LLP (law firm) since 2000
			•	Of Counsel, Bachner Tally & Polevoy LLP (law firm) from 1997 to 1999
			•	Partner, Bachner Tally Polevoy & Misher LLP from 1974 to 1996
			•	Member of the Board of Directors of:
• CPNA International, Ltd. (private entity)
Lawrence R. Noll	59	2005	•	Our Vice President, Tax and Administration since 2007
			•	Our Vice President, Controller and Secretary from 2005 to 2007
			•	Our Vice President and Controller from 1996 to 2005
			•	Our Secretary from 1993 to 1998
			•	Our Vice President, Finance from 1993 to 1996
			•	Our Director from 1993 to 2004
			•	Our Controller from 1980 to 1993

        The remaining directors are Class B directors (term expires in 2009) or Class C directors (term expires in 2010). With the exception of Messrs. Feeney and Barba, the Board has affirmatively concluded that such directors are independent under the applicable rules of Nasdaq.

Director/Class	Age	Director Since	Director Background
Robert T. Bell	64	2006	•	Member/Manager of Foundation Consultants LLC since 2002
Class B			•	Executive Director, Charles B. Wang Foundation from 1999 to present
			•	Certified Public Accountant, Mendelsohn, Kary, Bell & Natoli, LP from 1972 to 1998; Partner from 1972 to 1998; Managing Partner from 1986 to 1996
			•	Member of the Board of Directors of:
• The Smile Train (public charity)
• David Goldberg Child Care (private entity)
• Memorial Day Nursery (private entity)
• Plainview Chinese Cultural Center, Inc. (private entity)
Paul M. Feeney Class B	65	1988	•	Our Executive Vice President, Finance and Chief Financial Officer since 1988
			•	Vice President and Treasurer of Witco Corporation (a chemical products corporation) from 1980 to 1988
Frank P. Gallagher	64	2005	•	Retired since 2003
Class B			•	Chairman of the Board of Coach USA (a transportation company) from 1999 to 2003; Director from 1996 to 2003
			•	Chief Executive Officer of Coach USA from 2000 to 2001
			•	Director of Stagecoach Holding PLC (a transportation company from Perth, Scotland) from 2000 to 2001
			•	Executive Vice President and Chief Operating Officer of Coach USA from 1998 to 1999
			•	President of Community Coach (a transportation company) from 1985 to 1998
			•	Member of the Board of Directors of:
• ABC Company (private entity)
J. Brendan Barba	67	1970	•	Our President and Chief Executive Officer since 1970
Class C			•	Our Chairman of the Board since 1985
Richard E. Davis Class C	65	2004	•	Vice President—Finance and Chief Financial Officer of Glatt Air Techniques, Inc. (supplier of solids processing technology to pharmaceutical and manufacturing organizations) since 1988
			•	Vice President, Finance and Chief Financial Officer of The GMI Group (conglomerate with computer graphics, advertising, audio/visual presentations, music and book publishing operations) from 1985 to 1988

Lee C. Stewart	59	1996	•	Financial consultant to third parties since March 2001
Class C			•	Executive Vice President and Chief Financial Officer of Foamex International, Inc. (manufacturer of polyurethane products) from March to May 2001
			•	Vice President of Union Carbide Corporation (manufacturer of petrochemicals) from 1996 to 2001
			•	Investment banker with Bear Stearns & Co., Inc. for more than ten years prior to 1996
			•	Member of the Board of Directors of:
• P.H. Glatfelter Company (private entity that is a global manufacturer of specialty papers and engineering products)
• Marsulex, Inc. (a Toronto Stock Exchange company, providing outsourced environmental compliance services)
• International Transmission Company Holding Corp. (private entity that is an electrical transmission company)

BOARD MATTERS

The Board of Directors and Committees

        General.    The Board currently consists of nine directors and is led by our Chairman, J. Brendan Barba. The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays informed about our business and provides guidance to our management through periodic meetings and other communications. The Board is deeply involved in our strategic planning process, leadership development and succession planning.

        Meetings.    The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present, with rotating directors leading such sessions. These executive sessions generally occur around regularly scheduled meetings of the Board.

        All directors are expected to attend all meetings, including the annual meeting of stockholders. The Board met three times during fiscal 2007. In fiscal 2007, each current director attended more than 75% of the aggregate of all meetings of the Board and the committees of which he was a member. All directors attended last year's annual meeting of stockholders.

        Director Independence.    The Board believes that there should be a substantial majority of independent directors on the Board. In fiscal 2007, the Board undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director's business and personal activities as they may relate to us and our management. The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Avia, Bell, Davis, Gallagher, Gelbard and Stewart are independent directors under the applicable rules of Nasdaq. Messrs. Barba, Feeney and Noll are employed by us and therefore are not independent directors.

        Each of the members of the Audit Committee, Compensation Committee and Nominating Committee are independent under the Nasdaq rules. In addition, each member of the Audit Committee of the Board must qualify under special independence standards established by the Securities and Exchange Commission (the "SEC"). The Board has affirmatively determined that the members of the Audit Committee qualify as independent directors under SEC rules.

        The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board. Each committee's charter is posted on the Investor Relations section of our website at www.aepinc.com. The table below sets forth the membership and meeting information for the three Board committees in fiscal 2007:

Director	Audit	Compensation	Nominating
Kenneth Avia	X	X
J. Brendan Barba
Robert T. Bell (1)	X
Richard E. Davis	Chair		X
Paul M. Feeney
Frank P. Gallagher		X	Chair
Paul E. Gelbard		X	X
Lawrence R. Noll
Lee C. Stewart	X	Chair
Meetings	4	3	1
Action By Written Consent	—	—	—

(1)
On January 10, 2007, the Board appointed Mr. Bell to serve on the Audit Committee.

        Audit Committee.    The Audit Committee assists the Board in its general oversight of our financial reporting and internal controls functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG. The responsibilities and activities of the Audit Committee are described in greater detail in the "Audit Committee Report" and the Audit Committee's charter.

        The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee. The Board has further determined that Messrs. Bell, Davis and Stewart qualify as "audit committee financial experts" in accordance with SEC rules. The designation of an "audit committee financial expert" does not impose upon such persons any duties, obligations or liability that are greater than are generally imposed on each of them as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

        Compensation Committee.    The Compensation Committee administers the executive compensation program of the Company. The Compensation Committee's responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company's executive officers and directors. The responsibilities and activities of the Compensation Committee are described in greater detail in "Compensation Discussion and Analysis" and the Compensation Committee's charter.

        The Board has determined that members of the Compensation Committee, except Mr. Gelbard, qualify as "non-employee directors" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act").

        Nominating Committee.    The Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending director nominees to the Board. The Nominating Committee's general view is to re-nominate incumbent directors who will continue to satisfy the Nominating Committee's criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. As part of the selection and nomination process, the Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of us and the Board.

        If a vacancy on the Board occurs, the Nominating Committee will actively seek individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, sound business judgment and appropriate financial and other expertise relevant to our business. The committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from our current directors and management. In fiscal 2007, we did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

        The Nominating Committee will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary in accordance with our Third Amended and Restated By-Laws and applicable law. See "Additional Information—Requirements for Submission of Stockholder Proposals for 2009 Annual Meeting" for additional information on director nominations by stockholders. The committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any timely nominations of directors by stockholders for the 2008 annual meeting of stockholders.

Director Compensation

        Non-employee directors of the Board receive a mix of cash and share-based compensation determined by the Compensation Committee and ratified by the Board. The compensation mix is intended to encourage directors to continue Board service, to further align the interests of directors and stockholders, and to attract new directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

        In fiscal 2006, Mercer Human Resource Consulting ("Mercer") was retained to review, assess and report on the adequacy and fairness of the non-employee director compensation program in three areas: (1) annual retainers; (2) meeting fees; and (3) share-based compensation. On April 11, 2006, based in part upon Mercer's recommendations, the Compensation Committee increased non-employee director compensation effective May 1, 2006. The Compensation Committee intends to retain a compensation consultant to review director compensation approximately every three years or as otherwise appropriate.

        The following table sets forth compensation program for non-employee directors in fiscal 2007:

Annual retainer:
Audit Committee members	$43,000
Other directors	35,000
Compensation Committee chair (additional amount)	5,000
Attendance fees per meeting:
Board	1,500
Committee	1,200
Annual grant of nonqualified stock options (in shares)	2,000

        In fiscal 2007 and in prior fiscal years, each director had the option to defer payment of the director's annual retainer and attendance fees. Interest accrued on deferred amounts at the rate of 8% per annum until paid, which represented the effective interest rate under our long-term credit facility in December 1993 (the beginning of the program). On November 1, 2007, the Board terminated the deferral option for directors. Mr. Stewart elected to receive his account distribution on November 1, 2007, while all other directors participating in such deferral plan received their respective account distributions in January 2008.

        The table below sets forth the compensation of each non-employee director in fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	Total ($)
Kenneth Avia	$54,700	$30,500	—	$85,200
Robert T. Bell	47,312	6,584	$216	54,112
Richard E. Davis	52,300	19,887	—	72,187
Frank P. Gallagher	40,400	18,275	563	59,238
Paul E. Gelbard	54,533	30,500	2,435	87,468
Lee C. Stewart	58,200	30,500	674	89,374

(1)
The awards in this column reflect stock options granted under the 2005 Stock Option Plan. The stock options vest in five equal installments on the first through fifth anniversaries of the grant date, provided the director continues to serve in such capacity on such respective dates. The stock options are generally issued on the date of the annual stockholders meeting, which historically occurs in April each year.

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted in and prior to fiscal 2007. The amortization periods for the stock options vesting on the first, second, third, fourth and fifth anniversaries of the grant date are 12, 24, 36, 48 and 60 months, respectively. The amortization period begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 7 of the Company's audited financial statements in the 2007 10-K.

The grant date fair value of each stock option granted on April 10, 2007 was $28.22.

The following table sets forth the amortization expense for each award included in this column:

Award Date	Mr. Avia	Mr. Bell	Mr. Davis	Mr. Gallagher	Mr. Gelbard	Mr. Stewart
April 2002	$1,765	—	—	—	$1,765	$1,765
April 2003	1,198	—	—	—	1,198	1,198
February 2004	7,650	—	—	—	7,650	7,650
April 2004	1,612	—	$1,612	—	1,612	1,612
April 2005	2,600	—	2,600	$2,600	2,600	2,600
April 2006	9,091	—	9,091	9,091	9,091	9,091
April 2007	6,584	$6,584	6,584	6,584	6,584	6,584

  As of October 31, 2007, each director had the following number of stock options outstanding: Kenneth Avia, 17,000; Robert Bell, 2,000; Richard E. Davis, 6,000; Frank Gallagher, 5,000; Paul E. Gelbard, 15,000; and Lee C. Stewart, 14,000.

(2)
The amounts in this column reflect above-market earnings in 2007 with respect to deferred annual retainer and meeting fees.

Corporate Governance

        The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, SEC rules and regulations and the listing standards of Nasdaq.

        The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is posted on the introductory page of our website at www.aepinc.com. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website in the Investor Relations section.

        A copy of the Board's committee charters and Code of Conduct will be sent to any stockholder, without charge, upon written request to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606.

Stockholder Communication with the Board

        Any stockholder wishing to communicate with a particular director, with all or certain of the independent directors or with the entire Board should direct the communication to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606. If a stockholder does not wish to have our corporate secretary screen the communication, the stockholder can so indicate and request that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee, composed entirely of independent directors, administers the executive compensation program of the Company. The Committee's responsibilities include recommending and overseeing compensation and benefit plans and policies, approving equity grants and otherwise administering share-based plans, and reviewing annually all compensation decisions relating to the Company's executive officers, including the Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the "Summary Compensation Table" (the "named executive officers"). This section of the proxy statement explains how the Company's compensation programs are designed and operate in practice with respect to the named executive officers.

Compensation Philosophy for Named Executive Officers

        In fiscal 2006, the Committee undertook a thorough review of its compensation philosophy and program. Underlying such review was the Committee's belief that the Company's executive compensation program should:

  •
  attract, retain and motivate key executives critical to the Company's operations;

  •
  reward superior performance, including the achievement of financial and strategic goals;

  •
  foster individual growth; and

  •
  align the long-term interests of executives with those of stockholders.

        Following such review, the Committee determined to retain the existing elements of the Company's compensation program, while supplementing the program with performance unit grants to address a deficiency in long-term, performance-based compensation.

        The Committee targets the market median for target annual compensation of its named executive officers, which in fiscal 2007 consisted of base salary, an annual incentive cash bonus (subject to the Management Incentive Plan, or "MIP"), performance units (granted under the 2005 Stock Option Plan), a perquisite allowance, a car allowance and certain other benefits provided to all salaried employees. In establishing the compensation mix, the Committee initially finalizes all compensation other than the target dollar value of the performance units. Thereafter, the Committee grants performance units having a target dollar value approximately equal to the median target compensation for such person less the total other compensation for such person (assuming a cash bonus at target). The number of performance units granted is based upon the closing price of the Company's common stock on Nasdaq on the day prior to the grant date.

Determining Executive Compensation

        Based upon the Committee's compensation review in fiscal 2006, the Committee revised its schedule for the determination of executive officer compensation. The Committee meets in the fourth quarter of the prior fiscal year to determine the base salary, the target bonus (as a percentage of base salary), the perquisite allowance, the car allowance, and the target dollar value of performance units to be granted for such persons in the applicable fiscal year. Near the end of the first quarter of the applicable year, the Committee grants the appropriate number of performance units, and establishes the performance goals underlying the performance units and MIP, respectively. Near the end of the first quarter of the subsequent year, the Committee determines if the performance goals related to the performance units and MIP were satisfied. Under the Committee's charter in effect in fiscal 2007 and prior fiscal years, the Board was required to approve or ratify substantially all of the Committee's determinations regarding executive compensation. Effective in fiscal 2008, the Committee's charter has been amended to give more autonomy to the Committee.

        Management and Other Employees.    In determining the compensation of executive officers, the Committee takes significant direction from the recommendations of Messrs. Barba and Feeney, as it believes they have the best understanding of the overall effectiveness of the management team and of each person's individual contribution to the Company's performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding the individual's experience, current performance, potential for advancement and other subjective factors. The Committee retains the discretion to modify the recommendations of Messrs. Barba and Feeney and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information.

        The Committee works with management to set the agenda for Committee meetings, and Mr. Feeney is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance of and determine the compensation of Messrs. Barba and Feeney.

        The Company's legal advisors, human resources department and corporate accounting department also attend Committee meetings upon request and support the Committee in its work in developing and administering the Company's compensation plans and programs.

        Third-Party Consultants.    In fiscal 2006, the Committee retained Mercer Human Resource Consulting ("Mercer") to provide market information and analyses in connection with the Committee's comprehensive review of the Company's executive compensation program. The Committee determined to engage Mercer and approved the terms of such engagement independently from the Company's management. Further, the responsibilities of Mercer were solely determined by the Committee. The Company separately engaged Mercer in fiscal 2006 and 2007 to perform certain pension and post-retirement evaluations.

        In connection with the fiscal 2006 executive compensation review, Mercer and the Committee developed a peer group consisting of manufacturing companies with comparable business models and revenues. The peer group companies were:

• American Biltrite Inc.	• Constar International Inc.	• Omnova Solutions Inc.
• Ameron International Corporation	• Hexcel Corporation	• PW Eagle, Inc.
• AptarGroup, Inc.	• Insituform Technologies, Inc.	• Spartech Corporation
• Atlantis Plastics, Inc.	• Intertape Polymer Group Inc.	• Tredegar Corporation
• Buckeye Technologies Inc.	• Jarden Corporation	• Tupperware Brands Corporation
• Chesapeake Corporation	• Myers Industries, Inc.

        Mercer compiled proxy statement data for the peer group companies, while also providing the Committee with general compensation survey data for comparative purposes. The Committee primarily relied upon the peer group data to establish the median target compensation for the named executive officers. The peer group and survey data also were important factors in the Committee's determination to grant performance units on an ongoing basis to increase long-term performance compensation.

        The Committee intends to retain a compensation consultant approximately every three years or as otherwise appropriate. The Committee determined that it would not materially change the target compensation or compensation program generally for executive officers in fiscal 2007, and therefore concluded not to engage a compensation consultant in fiscal 2007.

Elements of Compensation in Fiscal 2007 for Named Executive Officers

        The primary elements of compensation to named executive officers in fiscal 2007 were base salary, an annual incentive cash bonus, the performance units, a perquisite allowance and a car allowance. Each of the named executive officers is subject to an employment agreement with the Company which, among other things, provides for specified termination benefits. The following table sets forth how each element of compensation is intended to satisfy one or more of the Committee's compensation objectives:

Element	Primary Purpose(s)
Base Salary	•	Retain and attract employees in a competitive market
	•	Reflects experience, responsibilities, anticipated individual growth and other subjective factors
Annual Incentive Cash Bonus	•	Motivate and reward achievement of annual performance based measure
	•	Retain and attract employees in short term
Performance Units	•	Motivate and reward achievement of annual performance based measure
	•	Retain and attract employees in long term due to vesting requirements
Perquisite and Company Car Allowance	•	Attract employees in a competitive market
Post-Termination Benefits	•	Attract and retain employees in a competitive market
	•	Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

        The Company does not maintain any defined benefit pension plans or supplemental executive retirement plans. The Company also does not offer any nonqualified deferred compensation plans to its named executive officers; however, Mr. Barba had a de minimis deferred compensation arrangement related to director meeting fees he received from 1993 to 1996, which was terminated as of November 1, 2007 (together with all other deferred compensation arrangements with directors).

  Summary

        In fiscal 2007, the Committee determined to increase target annual compensation by 3% for all named executive officers, which was commensurate with the overall wage increase of 3% provided to the Company's salaried and non-bargaining employees. Base salaries increased by 3%. The target cash bonuses as a percentage of base salary remained unchanged, although the value of such target cash bonus increased by 3% reflecting the base salary increase. The perquisite and company car allowance remained unchanged. The target dollar value of the performance unit grants increased by approximately 3%.

  Base Salary

        General.    Each named executive officer receives a base salary paid in cash. The employment agreements for each named executive officer established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve months ended on the

September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

        2007 Analysis.    For the twelve months ended September 30, 2006, the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area increased by 3.3%. The Committee instead determined to increase base salaries by 3%, reflecting the general Company wage increase. None of the named executive officers objected to the 0.3% difference between the approved increase and the terms of their respective employment agreement.

        The following table sets forth the base salaries approved for the named executive officers in fiscal 2006 and 2007:

Name	Fiscal 2006 Base Salary	Fiscal 2007 Base Salary
J. Brendan Barba	$756,000	$778,680
Paul M. Feeney	363,000	373,890
John J. Powers	274,544	282,781
David J. Cron	264,350	272,280
Paul C. Vegliante	248,595	256,052

  Annual Incentive Cash Bonus

        General.    Each named executive officer participates in the MIP, pursuant to which eligible employees receive a cash bonus upon the satisfaction of one or more annual performance targets established by the Committee. The Committee may also grant discretionary bonuses, although it does not generally do so. Since 1997, the Committee has utilized the achievement of actual Adjusted EBITDA compared to the MIP Earnings Target as the applicable performance measure under the MIP. The actual performance goal for each participant is dependent upon job classification, with the intent to capture that portion of the Company's business the performance of which a participant can directly influence. Certain executive officers have a performance goal related to the Company as a whole, while other participants have a performance goal related to various segments or divisions of the Company's operations.

        In Fiscal 2007, the Committee defined Adjusted EBITDA for the MIP as net income before discontinued operations, non-core business operating income, interest expense, income taxes, depreciation and amortization, non-operating income (expense), and share-based compensation expense. The Committee utilizes Adjusted EBITDA because it believes it is an important measure of operating performance. Specifically, this measure focuses on the Company's core operating results by removing the impact of the Company's capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, specified non-core operating items, specified non-operating items and specified non-cash items. In addition, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. The MIP Earnings Target is based upon budgeted Adjusted EBITDA, as well as various other subjective factors intended to properly motivate MIP participants.

        The bonuses of Messrs. Barba and Feeney are subject to the satisfaction of the performance goal of the Company as a whole, while the bonuses of Messrs. Powers, Cron and Vegliante are subject to the performance goal of the Company's North American operations. Generally, the Committee approves minimum, target and maximum levels such that the relative difficulty of achieving the target bonus is consistent from year and year. In fiscal 2005, 2006 and 2007, actual Adjusted EBITDA for the Company was approximately 113%, 121% and 103%, respectively, of the MIP Earnings Target. In fiscal 2005, 2006 and 2007, actual Adjusted EBITDA for the Company's North American operations was approximately 110%, 125% and 99%, respectively, of the MIP Earnings Target.

        2007 Analysis.    Under the 2007 MIP, the bonus target for each employee is set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based on fiscal 2007 Adjusted EBITDA compared to the MIP Earnings Target. For example, an employee would receive no bonus if fiscal 2007 Adjusted EBITDA was less than 80% of the MIP Earnings Target, while an employee would receive a bonus of 200% of the target bonus if fiscal 2007 Adjusted EBITDA was 120% or more of the MIP Earnings Target. Reductions (but not increases) of such bonuses are at the sole discretion of the Chief Executive Officer and Chief Financial Officer.

        During fiscal 2007, the Committee and the Board held affirmative discussions relating to adding another adjustment, the annual change in LIFO reserve, to the actual Adjusted EBITDA calculation, primarily because the annual change in LIFO reserve is not a component in the calculation of the MIP Earnings Target and is a non-cash charge. In the first quarter of fiscal 2008, the Committee and Board approved the permanent adjustment to the actual Adjusted EBITDA calculation under the MIP for the annual change in LIFO reserve beginning with the fiscal 2007 MIP. In addition, in the fourth quarter of fiscal 2007, the Committee determined that the LIFO reserve on the Company's balance sheet as of October 31, 2006 will be added back into the actual Adjusted EBITDA calculation (but not taken into account when establishing the MIP Earnings Target) at the rate of 25% per annum commencing with fiscal 2007. Although the Committee and Board recognize this adjustment will not reward the exact group of employees that were hindered by the effect of the annual change in LIFO reserve in prior years, they concluded that employees generally expected to receive the benefits of the LIFO reserve over time through its effect on net income (and therefore actual Adjusted EBITDA) and the four-year adjustment would satisfy such expectations.

        The Committee did not change the bonus targets, as a percentage of base salary, for the named executive officers in fiscal 2007. Fiscal 2007 Adjusted EBITDA for the Company was approximately 103% of the MIP Earnings Target for the Company, which corresponded to a payment of approximately 113% of the target bonus of Messrs. Barba and Feeney. Fiscal 2007 Adjusted EBITDA for the Company's North American operations was approximately 99% of the MIP Earnings Target for the Company's North American operations, which corresponded to a payment of approximately 97% of the target bonus of Messrs. Powers, Cron and Vegliante.

        The following table sets forth information regarding the fiscal 2007 MIP:

	Target Bonus
			Earned Bonus
	% of Base Salary
Name		$	$
J. Brendan Barba	80%	$622,944	$706,991
Paul M. Feeney	65	243,028	275,817
John J. Powers	50	141,390	136,840
David J. Cron	50	136,140	131,759
Paul C. Vegliante	50	128,026	123,906

        No discretionary bonuses were made to any named executive officer in fiscal 2007.

  Long-Term Incentive Compensation

        General.    The Committee grants awards under the 2005 Stock Option Plan to Company employees, including named executive officers. Beginning in fiscal 2006, the Committee determined to provide long-term incentive compensation to the named executive officers in the form of performance units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company's common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee's option at the time of vesting).

        Since 2006, vesting of the performance units has been based on the achievement of actual EBITDA compared to an EBITDA target reflecting the Company's budget as of the date the Committee approves such target. The Committee utilizes EBITDA as performance measure because it believes it is an important measure of operating performance. Specifically, this measure focuses on the Company's core operating results by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition, management uses EBITDA for business planning purposes and to evaluate and price potential acquisitions.

        2007 Analysis.    The Committee granted performance units to Messrs. Barba, Feeney and Powers on January 10, 2007. The target dollar value of the performance units represented the approximate shortfall of total other compensation compared to the median target compensation of the peer group. The number of performance units granted was calculated by dividing the target dollar value of the long-term incentive compensation approved by the closing price of the Company's common stock on January 9, 2007, the day immediately preceding the grant date. Messrs. Cron and Vegliante did not receive performance units because their respective total other compensation was at least the median of the peer group.

        The performance units were subject to forfeiture based upon an EBITDA performance goal of $73.1 million, which reflected the Company's budget at the time of Committee approval. If the Company's fiscal 2007 EBITDA was equal to or exceeded the EBITDA target, no performance units would be forfeited. If the Company's fiscal 2007 EBITDA was between 80% and less than 100% of the EBITDA target, such employee would forfeit such number of performance units equal to (a) the performance units granted multiplied by (b) the percentage that fiscal 2007 EBITDA was less than the EBITDA target. If fiscal 2007 EBITDA was below 80% of the EBITDA target, the employee would forfeit all performance units.

        The Company's fiscal 2007 EBITDA was $76.2 million and therefore no performance units were forfeited. The performance units vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates.

        The table below sets forth the number of performance units granted in fiscal 2007 to the named executive officers on January 10, 2007:

Name	Performance Units Granted
J. Brendan Barba	20,400
Paul M. Feeney	4,000
John J. Powers	3,300

        Fiscal 2008.    On November 1, 2007, Mr. Feeney was granted incentive stock options to purchase 12,000 shares of the Company's common stock. The exercise price is $38.10, which is the closing price of the Company's common stock on Nasdaq on the grant date.

  Perquisite and Company Car Allowance

        General.    The employment agreements of the named executive officers contemplate a perquisite allowance, in an amount to be determined by the Committee, to cover customary perquisites not otherwise covered by the Company's reimbursement policy. In addition, the Committee historically has provided a company car allowance.

        2007 Analysis.    The Committee did not change the perquisite or company car allowance in fiscal 2007, which is set forth below:

Name	Perquisite Allowance	Company Car Allowance
J. Brendan Barba	$25,000	$10,000
Paul M. Feeney	15,000	10,000
John J. Powers	10,000	10,000
David J. Cron	10,000	10,000
Paul C. Vegliante	10,000	10,000

  Customary Benefits to All Salaried Employees

        The Company provides customary benefits such as medical, dental and life insurance and disability coverage to each named executive officer, which also is provided to all other eligible employees. Further, the Company provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at similar companies.

        2005 Employee Stock Purchase Plan.    All of the Company's employees are eligible to participate in the 2005 Employee Stock Purchase Plan (the "ESPP"), except those persons who have less than one year of service or whose routine employment is not more than 20 hours per week or five months per year. Eligible employees may authorize payroll deductions of up to 7.5% of their earnings over successive six-month offering periods. The purchase price of the common stock is 85% of the last sale price per share of the common stock on Nasdaq on either the first trading day or the last trading day of the six-month offering period, whichever is lower. In fiscal 2007, none of the named executive officers participated in the ESPP.

        401(k) Savings and Employee Stock Ownership Plan.    All of the Company's employees in the United States who have completed 1,000 hours of service during the plan year and are employed on the last day of the plan year may participate in this plan except for union employees at the Company's California plant. The Company makes cash contributions for each participant equal to 1% of compensation up to a maximum of $225,000 of the person's annual compensation. The Company also makes cash contributions equal to 100% of the first 3% and 50% of the following 2% of each participant's 401(k) contribution, with a maximum total annual contribution of 5% of the person's annual compensation. In fiscal 2007, all named executive officers received the full Company match permitted. In addition, from year to year, the Company may make discretionary contributions to the plan; no discretionary contributions were made for the named executive officers in fiscal 2007.

  Post-Employment Benefits

        Each named executive officer has an employment agreement with the Company, which includes specified severance benefits. In addition, certain of the Company's equity compensation plans and arrangements, including the 2005 Stock Option Plan, permit the Committee to accelerate the vesting of securities granted thereunder upon specified terminations of employment. See "Potential Payments Upon Termination or Change-in-Control" for further information.

Timing and Pricing of Share-Based Grants

        The Committee and Board do not coordinate the timing of share-based grants with the release of material non-public information. Performance units are granted at the first Committee or Board regular meeting of the calendar year, and remain subject to the satisfaction of one-year performance measures and a five-year vesting schedule thereafter. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

        There were no stock options granted to the named executive officers in fiscal 2007. In accordance with the Company's 2005 Stock Option Plan, the exercise price of each stock option is the closing price of the Company's common stock on the date approved by the Committee to be the grant date (which date is not earlier than the date the Committee approved such grant).

Policy Regarding Retroactive Adjustment

        The Committee does not have a formal policy regarding whether it will make retroactive adjustments to cash or share-based incentive compensation awards or payments to named executive officers in circumstances in which the award or payment was predicated upon the achievement of certain financial results that are subsequently the subject of a restatement. The Committee may seek to recover any amount determined to have been inappropriately received by the executive officers to the extent permitted by applicable law.

Stock Ownership Guidelines

        The Committee has not required executive officers to maintain specific levels of equity ownership in the Company. The primary purpose of stock ownership guidelines is to ensure alignment of interests between stockholders and executive officers, and the Committee believes such interests are aligned sufficiently due to the Company's other compensation programs and policies.

        The Company has an insider trading policy, which among other things, prohibits employees from hedging the economic risk of their equity ownership in the Company.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        The Committee has reviewed the Company's compensation programs and policies in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which states that annual compensation in excess of $1 million paid to the Company's chief executive officer and the three other highest compensated executive officers is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the MIP, if approved by stockholders at the 2008 annual meeting of stockholders, are intended to qualify as performance-based compensation in accordance with Section 162(m). Share-based awards granted under the 2005 Stock Option Plan also may qualify as performance-based compensation. Tax regulations require the Company to obtain stockholder approval of the material terms of the performance goals every five years in order to qualify for such exemption.

        The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company's executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

  Nonqualified Deferred Compensation

        Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee's income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to income tax penalties and interest to the extent such taxes were not timely paid.

        As of the date hereof, the Company does not believe it has any nonqualified deferred compensation benefit plans for its named executive officers. All of the Company's employment and severance arrangements and benefit plans are or will be intended to meet the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

  Change in Control Payments

        Section 280G of the Code disallows a company's tax deduction for "excess parachute payments," generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person's base amount (the five-year average of Form W-2 compensation). Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments.

        All of the named executive officers currently have employment agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as "excess parachute payments." The Company's 2005 Stock Option Plan also entitles participants to payments in connection with a change of control that may be result in excess parachute payments.

  Accounting for Stock-Based Compensation

        Effective November 1, 2005, the Company adopted SFAS No. 123(R), "Share-Based Payment," which requires all share-based compensation to be recognized as an expense in the Company's financial statements and that such cost be measured at the fair value of the grant. See notes 2 and 3 of the Summary Compensation Table for further information.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including Messrs. Barba and Feeney. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2007 and the proxy statement for the 2008 annual meeting of stockholders.

The Compensation Committee
Lee C. Stewart, Chairman Kenneth Avia Frank P. Gallagher Paul E. Gelbard

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        All members of the Compensation Committee during fiscal 2007 were independent directors and none of them is or has been an employee or officer of ours. During fiscal 2007, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or Board.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year (1)	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(5)	Total ($)
J. Brendan Barba Chairman, President and Chief Executive Officer	2007	$778,680	$861,398	$152,781	$706,991	$729	(6)	$46,250	$2,546,820
Paul M. Feeney Executive Vice President, Finance and Chief Financial Officer	2007	373,890	155,753	75,046	275,817	—		36,250	916,756
John J. Powers Executive Vice President, Sales and Marketing	2007	282,781	192,066	19,039	136,840	—		31,250	661,976
David J. Cron Executive Vice President, Manufacturing	2007	272,280	94,094	13,031	131,759	—		31,250	542,414
Paul C. Vegliante Executive Vice President, Operations	2007	256,052	118,557	11,762	123,906	—		31,250	541,527

(1)
Fiscal year: November 1—October 31

(2)
All awards in this column reflect performance units granted under the 2005 Stock Option Plan. Awards referenced as the "2006 performance units" were granted in May 2006 and were subject to the satisfaction of a fiscal 2006 EBITDA target, and awards referenced as the "2007 performance units" were granted in January 2007 and were subject to the satisfaction of a fiscal 2007 EBITDA target. The Company achieved at least 100% of the EBITDA target with respect to the 2006 and 2007 performance units and therefore no such performance units were forfeited. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company's common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee's option on each vesting date). The performance units vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates.

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted in and prior to fiscal 2007. The amortization periods for the 2006 and 2007 performance units are:

Award Date	Performance Units Vested	Amortization Period (months)
May 2006/January 2007	One-fifth	12
	One-fifth	24
	One-fifth	36
	One-fifth	48
	One-fifth	60

The amortization period begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 7 of the Company's audited financial statements included in the annual report on Form 10-K for the fiscal year ended October 31, 2007 (the "2007 10-K").

The following table sets forth the amortization expense for each award included in the Summary Compensation Table:

Award Date	Mr. Barba	Mr. Feeney	Mr. Powers	Mr. Cron	Mr. Vegliante
May 2006	$552,029	$95,092	$142,021	$94,094	$118,557
January 2007	309,369	60,661	50,045	—	—
(3)
All awards in this column reflect stock options granted under the 1995 Stock Option Plan. Awards referenced as the "2002 stock options" and "2003 stock options" were granted in April 2002 and December 2003, respectively. The stock options vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates.

The amounts in this column represent the expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with FAS 123(R) (although estimates for forfeitures related to service-based conditions are disregarded), and therefore includes expense from awards granted prior to fiscal 2007. The amortization periods for the 2002 and 2003 stock options are:

Award Date	Stock Options Vested	Amortization Period (months)
April 2002	One-fifth	12	*
	One-fifth	24	*
	One-fifth	36	*
	One-fifth	48	*
	One-fifth	60
December 2003	One-fifth	12	*
	One-fifth	24	*
	One-fifth	36
	One-fifth	48
	One-fifth	60

[*amortization period completed prior to fiscal 2007]

The amortization period begins in the month of the award date. Valuation assumptions used in determining these amounts are included in note 7 of the Company's audited financial statements included in the 2007 10-K.

The following table sets forth the amortization expense for each award included in the Summary Compensation Table:

Award Date	Mr. Barba	Mr. Feeney	Mr. Powers	Mr. Cron	Mr. Vegliante
April 2002	$87,689	$42,500	$19,039	$13,031	$11,762
December 2003	65,092	32,546	—	—	—
(4)
The amounts in this column represent the cash bonus earned under the fiscal 2007 MIP. Adjusted EBITDA for the Company was approximately 103% of the MIP Earnings Target of the Company, which corresponded to a payment of approximately 113% of the target bonus of Messrs. Barba and Feeney. Adjusted EBITDA for the Company's North American operations was approximately 99% of the MIP Earnings Target for the Company's North American operations, which corresponded to a payment of approximately 97% of the target bonus of Messrs. Powers, Cron and Vegliante. The determinations were approved by the Compensation Committee on January 10, 2008.

(5)
Represents the perquisite allowance, a $10,000 car allowance, and $11,250 contributed by the Company to such person's account in the 401(k) Savings and Employee Stock Ownership Plan.

(6)
The amounts in this column reflect above-market earnings in fiscal 2007 with respect to deferred annual retainer and meeting fees of Mr. Barba earned from 1993 to 1996 when he was a director of the Company. Interest accrued on deferred amounts at the rate of 8% per annum until paid, which represented the effective interest rate under our long-term credit facility in December 1993 (the beginning of the deferral program). On November 1, 2007, the Board terminated the deferral option for directors. Mr. Barba received the full amount of his account in January 2008.

Grants of Plan-Based Awards in Fiscal 2007

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
								Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Brendan Barba	N/A	$311,472	$622,944	$1,245,888	—	—	—	—
	01/10/2007	—	—	—	16,320	20,400	20,400	$1,013,472
Paul M. Feeney	N/A	121,514	243,028	486,056	—	—	—	—
	01/10/2007	—	—	—	3,200	4,000	4,000	198,720
John J. Powers	N/A	70,695	141,390	282,780	—	—	—	—
	01/10/2007	—	—	—	2,640	3,300	3,300	163,944
David J. Cron	N/A	68,070	136,140	272,280	—	—	—	—
Paul C. Vegliante	N/A	64,013	128,026	256,052	—	—	—	—

(1)
Consists of a cash bonus under the fiscal 2007 MIP. Under the fiscal 2007 MIP, the bonus targets are set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based on fiscal 2007 Adjusted EBITDA compared to the MIP Earnings Target. The bonuses of Messrs. Barba and Feeney were subject to the satisfaction of Adjusted EBITDA of the Company, while the bonuses of Messrs. Powers, Cron and Vegliante were subject to the satisfaction of Adjusted EBITDA of the Company's North American operations. The threshold amount of 50% of the target bonus is based on achievement of 80% of the MIP Earnings Target, and the maximum amount of 200% of the target bonus is based on the achievement of 120% or more of the MIP Earnings Target. Adjusted EBITDA for the Company was approximately 103% of the MIP Earnings Target of the Company, which corresponded to a payment of approximately 113% of the target bonus of Messrs. Barba and Feeney. Adjusted EBITDA for the Company's North American operations was approximately 99% of the MIP Earnings Target of the Company's North American operations, which corresponded to a payment of approximately 97% of the target bonus of Messrs. Powers, Cron and Vegliante. The determinations were approved by the Compensation Committee on January 10, 2008; such amounts are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Consists of performance units granted under the 2005 Stock Option Plan. The threshold amount of 80% of the performance units is based on the achievement of 80% of the budgeted EBITDA target, and the maximum amount of 100% of the performance units is based on the achievement of 100% or more of the budgeted EBITDA target. The Company's fiscal 2007 EBITDA was $76.2 million and therefore no performance units were forfeited. The determinations were approved by the Compensation Committee on January 10, 2008.

(3)
The grant date fair value is calculated in accordance with FAS 123(R). The Company assumes that the target will be met and, therefore, uses the market value on the grant date ($49.68) for purposes of determining grant date fair value.

Outstanding Equity Awards at October 31, 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
J. Brendan Barba	34,180	—		$31.60	04/14/12	56,160	(2)	$2,237,976
	30,000	20,000	(3)	9.30	12/28/13	—		—
Paul M. Feeney	12,000	—		46.50	11/20/07	10,160	(4)	404,876
	25,000	—		31.60	04/14/12	—		—
	15,000	10,000	(5)	9.30	12/28/13	—		—
John J. Powers	—	5,850	(6)	9.30	12/28/13	12,500	(7)	498,125
David J. Cron	—	4,004	(8)	9.30	12/28/13	5,600	(9)	223,160
Paul C. Vegliante	—	3,614	(10)	9.30	12/28/13	7,680	(11)	306,048

(1)
Based upon the closing price of our common stock on Nasdaq on October 31, 2007, which was $39.85.

(2)
8,940 performance units will vest on each of May 5, 2008, 2009, 2010 and 2011, respectively. 4,080 performance units will vest on each of January 10, 2008, 2009, 2010, 2011 and 2012, respectively.

(3)
10,000 stock options will vest on December 29, 2007 and 2008, respectively.

(4)
1,540 performance units will vest on each of May 5, 2008, 2009, 2010 and 2011, respectively. 800 performance units will vest on each of January 10, 2008, 2009, 2010, 2011 and 2012, respectively.

(5)
5,000 stock options will vest on December 29, 2007 and 2008, respectively.

(6)
2,925 stock options will vest on December 29, 2007 and 2008, respectively.

(7)
2,300 performance units will vest on each of May 5, 2008, 2009, 2010 and 2011, respectively. 660 performance units will vest on each of January 10, 2008, 2009, 2010, 2011 and 2012, respectively.

(8)
2,002 stock options will vest on December 29, 2007 and 2008, respectively.

(9)
1,400 performance units will vest on each of June 14, 2008, 2009, 2010 and 2011, respectively.

(10)
1,807 stock options will vest on December 29, 2007 and 2008, respectively.

(11)
1,920 performance units will vest on each of May 5, 2008, 2009, 2010 and 2011, respectively.

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Brendan Barba	15,820	$192,213	8,940	$403,909
Paul M. Feeney	—	—	1,540	69,577
John J. Powers	8,775	347,490	2,300	103,914
David J. Cron	6,006	245,946	1,400	62,832
Paul C. Vegliante	5,421	191,687	1,920	86,746

(1)
The value realized is based on number of shares of common stock acquired upon exercise of the stock options multiplied by the difference between the closing price of our common stock on Nasdaq on the exercise date and the exercise price.

(2)
The value realized is based on the number of performance units received on the vesting date multiplied by the closing price of our common stock on Nasdaq on the vesting date. If Nasdaq is closed on the vesting date, the closing price on the preceding business day is used. Each of the named executive officers elected to receive cash in lieu of shares, as permitted under the award agreement.

Nonqualified Deferred Compensation

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Balance in Last Fiscal Year
J. Brendan Barba (1)	$2,912	$39,305

(1)
In fiscal 2007 and in prior fiscal years, each director had the option to defer payment of the director's annual retainer and attendance fees. Interest accrued on deferred amounts at the rate of 8% per annum until paid, which represented the effective interest rate under our long-term credit facility in December 1993 (the beginning of the deferral program). $729 of the amount reported in the "Aggregate Earnings in Last Fiscal Year" column above has been reported in the Summary Compensation Table for 2007 as above-market earnings. Mr. Barba had a deferred compensation arrangement related to director meeting fees he received from 1993 to 1996. On November 1, 2007, the Board terminated the deferral option for directors. Mr. Barba received the full amount of his account in January 2008.

Potential Payments Upon Termination or Change-in-Control

        The following section describes potential payments and benefits to the named executive officers under the Company's compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of October 31, 2007. All of the named executive officers have employment agreements with the Company, and certain of the Company's benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

Company Share-Based Plans

  AEP Industries Inc. 1995 Stock Option Plan

        The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

        If an employee is terminated for any reason by the Company, or due to disability or retirement, any outstanding stock options that are exercisable as of the termination date may be exercised until the earlier of (1) three months following the termination date and (2) the expiration of the stock option term.

        If an employee ceases to be employed due to death, any outstanding stock options will become exercisable in full and the beneficiary may exercise such stock options until the earlier of (1) one year following the date of death and (2) the expiration of the stock option term.

  AEP Industries Inc. 2005 Stock Option Plan

        The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

  Stock Options

        If an employee is terminated for any reason by the Company, or due to disability or retirement, any outstanding stock options that are exercisable as of the termination date may be exercised until the earlier of (1) three months following the termination date and (2) the expiration of the stock option term.

        If an employee ceases to be employed due to death, any outstanding stock options will become exercisable in full and the beneficiary may exercise such stock options until the earlier of (1) one year following the date of death and (2) the expiration of the stock option term.

  Performance Units

        The performance units will immediately vest in the event of (1) the death of an employee, (2) the permanent disability of an employee (within the meaning of the Internal Revenue Code of 1986, as amended) or (3) a termination of employment due to the disposition of any asset, division, subsidiary, business unit, product line or group of the Company or any of its affiliates. In the case of any other termination, any unvested performance units will be forfeited.

AEP Industries Inc. 2007 Management Incentive Plan

        If an employee is terminated during the performance period:

  •
  due to employee's voluntary termination, no bonus will be earned;

  •
  due to unsatisfactory performance or other cause, no bonus will be earned;

  •
  due to job elimination or reorganization, the bonus will be paid, if MIP Earnings Target is achieved, on a pro-rata basis as of the termination date; and

  •
  due to death, the bonus will be paid, if MIP Earnings Target is achieved, on a pro rata-basis as of the termination date.

        If any employee is disabled for more than 30 days during the performance period, then the bonus may only be earned for fiscal quarters in which the employee worked more than 60 days.

        The payment of pro rata bonuses will only be made if the applicable performance measure is satisfied for the applicable year.

Employment Agreements

        Each of the named executive officers is a party to an employment agreement effective November 1, 2004. The employment agreements provide for an initial term of three years, and will be extended for successive one-year periods unless either party gives sufficient notice.

        The employment agreements established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve-month period ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

        The named executive officers are also entitled to an annul bonus pursuant to the MIP. Grants of share-based compensation awards are determined by the Board or Compensation Committee, in their sole discretion. The named executive officers are entitled to coverage under all employee pension and compensation programs, plans and practices that are available generally to the Company's senior executives. In addition, the named executive officers receive an annual perquisite disbursement to encompass expenses not covered by the Company's business expense reimbursement policy.

        Termination Due to Death or Disability, By Company For Cause or By Executive Without Good Reason

        If the named executive officer's employment is terminated by reason of death or disability, by the Company for cause or by the executive without good reason, the executive will receive:

  •
  earned but unpaid base salary through the termination date;

  •
  earned but unpaid bonus for the prior fiscal year;

  •
  if other than for cause, a pro-rata portion of the bonus for the current fiscal year;

  •
  if due to death or disability, payment for any accrued and unused vacation; and

  •
  the continuation of benefits through the termination date, or in cases of death or disability, in accordance with the terms of the Company's plans and policies.

        The named executive officer's employment will terminate immediately upon death. If the named executive officer has a disability during the employment period, the Company may terminate such employee by giving at least 30 days written notice of such termination. Disability is defined as:

  •
  if the person has elected coverage under the Company's long-term disability plan, the person's inability to perform the duties and obligations required by the job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of the long-term disability coverage of the Company's plan; or

  •
  if the person has not elected coverage under the Company's long-term disability plan, any medically determined physical or mental impairment by the Compensation Committee or the Company's insurers, and acceptable to such executive, that prevents such person from performing the duties and obligations required by such person's job for more than 90 days during any 180-day consecutive period.

        "Cause" is defined as:

  •
  the commission of a crime of moral turpitude or a felony involving financial misconduct, moral turpitude or which has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or economic injury to the Company;

  •
  a dishonest or a willful act or omission that has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or demonstrable and serious economic injury to the Company; or

  •
  a material breach of the employment agreement or any other agreement between such executive and the Company or any of its subsidiaries or affiliates (other than as a result of a disability or other factors outside such person's control), after notice and a reasonable opportunity to cure, if cure is possible.

        "Good reason" is defined as:

  •
  any material breach by the Company of the employment agreement;

  •
  a significant diminution in the responsibilities or authority of such person which are materially inconsistent with such person's position, except for an insubstantial and inadvertent diminution that is remedied promptly after notice or if such person is terminated for cause or disability; or

  •
  a significant diminution in base salary and bonus, except for general compensation reductions not limited to any particular person.

        Further, the executive must notify the Company of the event qualifying for a "good reason" termination, and the Company shall have failed to cure such events within 15 days, in the case of a material breach of the employment agreement, or within 30 days for any other reason.

        Termination By Company Other than for Cause, Death or Disability or by Executive with Good Reason or Subsequent to Change in Control

        If the named executive officer's employment is terminated other than for cause, death or disability, or by the Executive for good reason or within 30 days of a change in control, the executive will receive:

  •
  severance payments equal to two times such executive's (1) annual base salary in effect immediately prior to the event giving rise to the termination and (2) the bonus earned for the fiscal year immediately preceding the fiscal year in which the termination event occurs (with such amount payable over 2 years, no less frequently than semi-monthly);

  •
  a pro-rata portion of the bonus for the current fiscal year;

  •
  payment for any accrued and unused vacation; and

  •
  continued participation in Company's medical and dental plans at normal contribution rates, ending on the earlier of (1) the last day of the severance period or (2) until the Company ceases to be obligated to make such payments under COBRA.

        A "change in control" (referred to as a "discontinuation event") is defined as:

  •
  any person or group that becomes the beneficial owner of 50% or more of the voting power of the Company, except for those persons in control as of November 1, 2004, any person acting on behalf of the Company in a public equity distribution or a trustee or other fiduciary under an employee benefit plan of the Company;

  •
  as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company prior to the transaction shall cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

  •
  if at any time (1) the Company consolidates with or merges with any other person and the Company is not the continuing or surviving corporation, (2) any person shall consolidate with or merge with the Company, the Company is the continuing or surviving corporation, and in connection therewith, all or part of the outstanding stock of the Company shall be changed into or exchanged for stock or other securities of any other person or cash, (3) the Company shall be party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, to any person.

        Confidentiality, Non-Solicit and Non-Compete.    The employment agreements also contain customary confidentiality terms, as well as non-solicitation and non-competition provisions effective until the later of (1) the second anniversary of the termination date or (2) the first anniversary of the date the executive ceases to receive any payments from the Company related to salary, bonus or severance. If the executive violates any of the foregoing, the Company's payment obligations under the employment agreement ceases.

Change In Control/Severance Payment Table

        The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurs on October 31, 2007. These estimates do not reflect the actual amounts that will be paid to such persons upon such events, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs.

        The table assumes the acceleration of all unvested share-based awards as of October 31, 2007 for any termination of employment and upon a change of control (with or without termination), except in respect of terminations for cause or resignation without good reason, and reflects the intrinsic value of such acceleration, which is (1) for each unvested stock option, $39.85 less the exercise price, and (2) for each unvested performance unit, $39.85. $39.85 represents the closing price of the Company's common stock on Nasdaq on October 31, 2007. The table also assumes the Company's MIP bonus to be at 100% of target.

        The following items are not reflected in the table set forth below:

  •
  Accrued and unpaid salary, bonus and vacation.

  •
  Costs of COBRA or any other mandated governmental assistance program to former employees.

  •
  Welfare benefits provided to all salaried employees.

  •
  Amounts outstanding under the Company's 401(k) plan.

  •
  Disability insurance proceeds and term life insurance proceeds (excluding any supplemental benefits with premiums paid solely by the employee) in the following amounts:

Name	Term Life Insurance (1)	Long-Term Disability (2)
J. Brendan Barba	$100,000	$60,000
Paul M. Feeney	100,000	60,000
John J. Powers	100,000	60,000
David J. Cron	100,000	60,000
Paul C. Vegliante	100,000	60,000

    (1)
    Employees receive term life insurance in the amount of their base salary, with a maximum of $100,000.

    (2)
    The Company's plan provides for monthly payments, with a maximum of $5,000 per month, in accordance with a formula related to base salary.

Change of Control and Severance Payments
(in dollars)

Named Executive Officer	Cash Severance	Acceleration of Share- Based Awards	Miscellaneous Health Benefits (1)	Total
J. Brendan Barba
Retirement	—	2,848,976	—	2,848,976
Death	—	2,848,976	—	2,848,976
Disability	—	2,848,976	—	2,848,976
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	4,683,551	2,848,976	5,815	7,538,342
By Executive (for good reason)	4,683,551	2,848,976	5,815	7,538,342
Change in Control (without termination of employment)	—	2,848,976	—	2,848,976
Change in Control (with termination of employment)	4,683,551	2,848,976	5,815	7,538,342
Paul M. Feeney
Retirement	—	710,376	—	710,376
Death	—	710,376	—	710,376
Disability	—	710,376	—	710,376
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	1,967,397	710,376	5,815	2,683,588
By Executive (for good reason)	1,967,397	710,376	5,815	2,683,588
Change in Control (without termination of employment)	—	710,376	—	710,376
Change in Control (with termination of employment)	1,967,397	710,376	5,815	2,683,588
John J. Powers
Retirement	N/A	N/A	N/A	N/A
Death	—	676,843	—	676,843
Disability	—	676,843	—	676,843
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	1,251,492	676,843	5,815	1,934,150
By Executive (for good reason)	1,251,492	676,843	5,815	1,934,150
Change in Control (without termination of employment)	—	676,843	—	676,843
Change in Control (with termination employment)	1,251,492	676,843	5,815	1,934,150
David J. Cron
Retirement	N/A	N/A	N/A	N/A
Death	—	345,482	—	345,482
Disability	—	345,482	—	345,482
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	1,205,019	345,482	5,815	1,556,316
By Executive (for good reason)	1,205,019	345,482	5,815	1,556,316
Change in Control (without termination of employment)	—	345,482	—	345,482
Change in Control (with termination of employment)	1,205,019	345,482	5,815	1,556,316

Paul C. Vegliante
Retirement	N/A	N/A	N/A	N/A
Death	—	416,456	—	416,456
Disability	—	416,456	—	416,456
By Company (for cause)	—	—	—	—
By Executive (without good reason)	—	—	—	—
By Company (without cause)	1,133,200	416,456	5,815	1,555,471
By Executive (for good reason)	1,133,200	416,456	5,815	1,555,471
Change in Control (without termination of employment)	—	416,456	—	416,456
Change in Control (with termination of employment)	1,133,200	416,456	5,815	1,555,471

(1)
The Company pays the health benefit claims of its covered employees up to a stop loss gap and also pays a monthly administrative fee. The amounts in this column represent (i) an estimated dollar amount paid the Company per covered employee based on the Company's recent historical average of claims paid and (ii) the administrative fee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships between Directors and Executive Officers

        John J. Powers and Paul C. Vegliante, executive officers of the Company, are the sons-in-law of Mr. Barba. Additionally, Mr. Barba and David J. Cron, an executive officer, are cousins. Linda N. Guerrera, an executive officer, is the daughter-in-law of Mr. Feeney.

        As of February 11, 2008, Mr. Barba and members of his immediate family, combined, owned or controlled the right to vote 1,347,230 shares of our common stock, representing 19.8% of our outstanding shares as of such date. We believe Mr. Barba and members of his immediate family will vote their shares of our common stock in favor of the nominees for election to the Board, the approval of the AEP Industries Inc. Management Incentive Plan, and the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2008.

Related Person Transactions

        In accordance with the Nasdaq listing rules, the Audit Committee reviews and oversees any proposed or ongoing related person transaction to ensure there are no conflicts of interest. The Company's Code of Conduct sets forth the Company's written policy on procedures for reviewing and approving related person transactions. The Code of Conduct requires officers and directors to provide full disclosure of any such transaction to the Audit Committee, while other Company employees must provide such information to the Company's compliance officer. Persons are encouraged to speak with the Company's compliance officer (or, if an officer or director, to members of the Audit Committee) if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest. Further, the Company's officers and directors are required to complete annual questionnaires in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related person transactions.

        If a related person transaction is proposed, the Audit Committee reviews such transaction to ensure that the Company's involvement in such transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Audit Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

        Mr. Gelbard, a director, is Of Counsel at Warshaw Burstein Cohen Schlesinger & Kuh, LLP, an entity that provides legal services to us. We paid $120,267 to such law firm for legal services in fiscal 2007, and we paid $44,190 to such firm for legal services in fiscal 2008 through February 11, 2008.

        Mr. Barba's first cousin is a principal of a company used for certain printed form requirements. We regularly use a competitive bid process regarding this work. We paid $69,796 to such vendor for services in fiscal 2007, and we paid $24,565 to such vendor for services in fiscal 2008 through February 11, 2008.

        Mr. Feeney's son-in-law is a principal of the publisher of our annual report to stockholders and certain advertising material. Competitive bids were solicited by an independent business consultant in June 2004. We paid $99,313 to such vendor for services in fiscal 2007, and we paid $20,674 to such vendor for services in fiscal 2008 through February 11, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of February 14, 2008 by (i) each of the directors and named executive officers, (ii) all of the directors and executive officers as a group, and (iii) to our knowledge, beneficial owners of 5% or more of our common stock. As of February 14, 2008, there were 6,819,387 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Aggregate Percent of Class
Kenneth Avia	—	12,600	*
J. Brendan Barba (3)(4)	837,209	74,180	13.2
Robert T. Bell	—	400	*
Richard E. Davis	—	2,600	*
Paul M. Feeney (4)(5)	520,758	45,000	8.2
Frank P. Gallagher	1,000	1,800	*
Paul E. Gelbard	710	10,600	*
Lawrence R. Noll	3,966	2,044	*
Lee C. Stewart	—	9,600	*
John J. Powers (4)(6)	780,350	2,925	11.5
David J. Cron	2,979	2,002	*
Paul C. Vegliante (4)(7)	680,415	1,807	10.0
Executive officers and directors as a group (14 persons)	1,407,603	169,879	22.5
JMB Capital Partners Master Fund, L.P., et al. (8) c/o Smithwood Advisers, L.P. 1999 Avenue of the Stars, Suite 2040 Los Angeles, CA 90067	1,058,800	—	15.5
Venor Capital Master Fund Ltd., et al. (9) 7 Times Square New York, NY 10036	621,111	—	9.1
Barclays Global Investors, NA, et al. (10) 45 Fremont Street San Francisco, CA 94105	479,569	—	7.0
Renaissance Technologies LLC, et al. (11) 800 Third Avenue New York, NY 10022	453,000		6.6

*
Less than one percent.

(1)
These amounts include the following number of shares credited under our 401(k) Savings Plan and Employee Stock Ownership Plan as of February 14, 2008: Mr. Barba, 4,464 shares; Mr. Feeney, 4,464 shares; Mr. Noll, 3,996 shares; Mr. Powers, 4,413 shares; Mr. Cron, 2,979 shares; and Mr. Vegliante, 4,179 shares. 'Executive officers and directors as a group' include 30,280 shares credited under such plan.

(2)
These amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of February 14, 2008.

(3)
Includes 2,136 shares held by Mr. Barba's spouse and 609 shares held by Mr. Barba's spouse in our 401(k) Savings Plan and Employee Stock Ownership Plan, as to which Mr. Barba disclaims beneficial ownership.

(4)
Includes 475,372 shares of common stock in three Grantor Retained Annuity Trusts ("GRATs") that were initially established by Mr. Barba. The trustees for each GRAT are Mr. Feeney and two daughters of Mr. Barba (who are also the spouses of Messrs. Powers and Vegliante and the co-beneficiaries of each GRAT).

(5)
Includes 5,000 shares held by Mr. Feeney's spouse, as to which he disclaims beneficial ownership.

(6)
Includes 255,990 shares held by Mr. Powers' wife and 30,725 shares held by Mr. Powers' wife in trust for his minor children.

(7)
Includes 200,864 shares held by Mr. Vegliante's wife.

(8)
Based on information set forth in a Schedule 13G (Amendment No. 2) filed with the SEC on February 1, 2008 by JMB Capital Partners Master Fund, L.P. ("JMB"), Smithwood Advisers, L.P., Smithwood General Partner, LLC, Smithwood Partners, LLC, and Jonathan Brooks. JMB owns the shares directly, while all other entities may be deemed to indirectly beneficially own the shares (although each such person disclaims beneficial ownership except to the extent of their pecuniary interest therein). Mr. Brooks is the managing member of Smithwood Partners, LLC, which is the general partner of JMB. Mr. Brooks is also the controlling owner and managing member of Smithwood General Partner, LLC, which is the general partner of Smithwood Advisers, L.P., JMB's investment adviser. In the Schedule 13G/A, all persons report shared voting and dispositive power over 1,032,100 shares.

Per reports filed in accordance with Section 16(a) of the Exchange Act, an additional 26,700 shares of common stock have been acquired since the date of the Schedule 13G/A. The table reflects these purchases.

(9)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2008 by Venor Capital Master Fund Ltd ("Venor Master Fund"), Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh and Michael Wartell. Venor Master Fund owns the shares directly, while all other entities may be deemed to indirectly beneficially own the shares (although each such person disclaims beneficial ownership). Venor Capital Management LP is the principal investment manager and Venor Capital Management GP LLC is its general partner. Jeffrey Bersh and Michael Wartell are managing members of Venor Capital Management GP LLC. In the Schedule 13G/A, all persons report shared voting and dispositive power over 621,111 shares.

(10)
Based on information set forth in a Schedule 13G filed with the SEC on January 10, 2008 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA has sole power to vote 386,153 shares and sole power to dispose 394,958 shares. Barclays Global Fund Advisors has sole power to vote and dispose of 84,611 shares. Barclays Global Investors (Deutschland) AG has sole power to vote 470,764 shares and sole power to dispose of 479,569 shares.

(11)
Based on information set forth in Schedule 13G filed with the SEC on February 13, 2008 by Renaissance Technologies LLC and James H. Simons. In the Schedule 13G, all persons report sole voting power over 445,864 shares and sole dispositive power over 453,000 shares.

PROPOSAL NO. 2—
APPROVAL OF THE AEP INDUSTRIES INC. MANAGEMENT INCENTIVE PLAN

        The AEP Industries Inc. Management Incentive Plan (the "Plan") provides eligible employees the opportunity to earn an annual cash bonus ("Cash Award") based upon the achievement of actual Adjusted EBITDA compared to the MIP Earnings Target in the applicable fiscal year ("Incentive Period"). The purpose of the Plan is to retain, motivate and reward participants for the achievement of short-term incentives, while also providing competitive pay to attract new employees. Since fiscal 1997, we have utilized an annual cash incentive bonus plan substantially similar to the Plan. We have determined to seek shareholder approval of the Plan for the first time in order to satisfy the performance-based exception of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which would provide the Company with a federal income tax deduction for certain Cash Awards.

        This section summarizes the Plan and is qualified in its entirety by reference to the Plan set forth in Annex A. The Compensation Committee has approved the Plan, subject to shareholder approval at the 2008 annual meeting. If the proposed Plan is not approved by shareholders, the Compensation Committee will consider other cash incentive plans as may be necessary or appropriate to motivate and reward current employees and to attract new employees.

        Eligibility.    All active employees above a certain job classification as of the end of each Incentive Period are eligible to participate in the Plan. New participants may be added to the Plan during the Incentive Period upon hiring, transfer or promotion and will receive a pro rata portion of the Cash Award based on completed fiscal quarters. A completed fiscal quarter requires a participant to be eligible for the Plan in the first fifteen days of the first month of such fiscal quarter; otherwise such fiscal quarter will be excluded. New hires in the fourth fiscal quarter of the Incentive Period are not eligible for Cash Awards.

        The actual number of employees eligible to receive a Cash Award during any Incentive Period cannot be determined in advance because it is uncertain the number of employees that will satisfy the eligibility requirement at any given time. We currently expect approximately 86 employees to be participants in the Plan in fiscal 2008.

        Cash Awards.    The target Cash Award is expressed as a percentage of the participant's annual base salary and is based on the employee's job classification, experience, current performance, potential for advancement and other subjective factors. The actual Cash Award is 0% to 200% of such target award based on a formula set forth in the Plan comparing actual Adjusted EBITDA to the MIP Earnings Target. For example, a participant would receive no bonus if actual Adjusted EBITDA was less than 80% of the MIP Earnings Target, while a participant would receive a bonus of 200% of the target bonus if actual Adjusted EBITDA was 120% or more of the MIP Earnings Target. Management reserves the right to reduce a Cash Award if a participant's activities were counterproductive or did not add to the profit making goals of the Company.

        Cash Awards will be paid in local currency as soon as possible after the end of the Incentive Period, but no later than March 15 of the following fiscal year.

        Pro Rata Cash Awards.    For purposes of clarity, the payment of pro rata Cash Awards under the Plan will only be made if the applicable Adjusted EBITDA goal is satisfied for the applicable year. All pro rata Cash Award payments will be made at the same time as they are made to participants who continue to work for the Company through the end of the Incentive Period.

        Performance Goal.    The Plan's only performance goal is actual Adjusted EBITDA compared to the MIP Earnings Target, which the Committee has utilized as the applicable performance measure for the Company's cash incentive bonus plan since fiscal 1997. In determining actual Adjusted EBITDA, the Plan specifies certain required adjustments to EBITDA and gives the Plan administrator discretion to make additional adjustments to the extent made on or prior to the date the MIP Earnings Target is approved. For fiscal 2008, the Committee defines Adjusted EBITDA for the Plan as net income before discontinued operations, non-core business operating income, interest expense, income taxes, depreciation and amortization, non-operating income (expense) and share-based compensation expense, although it retains the discretion to alter this definition as appropriate to the extent permitted by the Plan. The MIP Earnings Target is based upon budgeted Adjusted EBITDA, as well as various other subjective factors intended to properly motivate MIP participants.

        The actual performance goal for each participant is dependent on job classification with the intent to capture that portion of the Company's business the performance of which a participant can directly influence. Certain executive officers have a performance goal related to the Company as a whole, while other participants have a performance goal related to various segments or divisions of the Company's operations.

        Termination of Employment; Death or Disability.    If a participant voluntarily terminates such employment or the Company terminates such employment for unsatisfactory performance or other cause, then the participant will earn no Cash Award for the Incentive Period. However, if the participant is terminated by the Company due to job elimination or reorganization, such participant will be entitled to a pro rata Cash Award. Terminations effective on the sixteenth through the last day of the last month of the fiscal quarter will include the termination quarter in the Cash Award calculation, and terminations prior to such period will disqualify the termination quarter from the Cash Award calculation.

        Upon the death of a participant, such participant's estate will receive a pro rata Cash Award. A participant's disability lasting 30 days or less will not have an impact on the participant's eligibility for a Cash Award. If a disability lasts longer than 30 days, the Cash Award will be earned only in fiscal quarters in which the participant works more than 60 days.

        Section 162(m) of the Code.    Section 162(m) states that annual compensation in excess of $1 million paid to the Company's chief executive officer and the three other highest compensated executive officers is not deductible by the Company for federal income tax purposes, subject to specified exemptions including qualified performance-based compensation. Amounts payable under the MIP, if approved by stockholders at the 2008 annual meeting, are intended to qualify as performance-based compensation in accordance with Section 162(m). Tax regulations require the Company to obtain stockholder approval of the material terms of the performance goals every five years in order to qualify for such exemption.

        Administration.    The Plan is administered by our Compensation Committee, which can delegate its powers to our Board of Directors, our Chief Executive Officer ("CEO") or our Chief Financial Officer ("CFO") if the Compensation Committee determines it is in the best interests of the Company not to comply with Section 162(m) or if Section 162(m) will not limit the deductibility of the Company's compensation.

        Cash Awards Granted For Fiscal 2008.    Cash Awards under the Plan for Incentive Periods beyond fiscal 2008 cannot be reasonably estimated due to the variables of future participants and Company performance. The following table sets forth the minimum, target and maximum Cash Awards that may be paid under the Plan for fiscal 2008 to the specified person or groups set forth below as of

February 11, 2008. There can be no assurance as to the actual amounts that will be paid under the Plan in fiscal 2008 or any future Incentive Period.

Name	Threshold Award for Fiscal 2008 (1)	Target Award for Fiscal 2008	Maximum Award for Fiscal 2008
J. Brendan Barba	$330,816	$661,632	$1,232,264
Paul M. Feeney	130,035	260,069	520,138
John J. Powers	75,316	150,632	301,264
David J. Cron	72,612	145,224	290,448
Paul C. Vegliante	68,433	136,867	273,733
All current executive officers as a group	745,905	1,491,810	2,983,619
All current directors who are not executive officers, as a group	—	—	—
All employees who are not executive officers, as a group (2)	594,314	1,188,661	2,377,343

(1)
Under the fiscal 2008 MIP, the bonus targets are set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based on fiscal 2008 Adjusted EBITDA compared to the applicable MIP Earnings Target.

(2)
Does not include commissions which are part of some participants' base salaries as commissions cannot be estimated.

        The Board recommends that you vote FOR approval of the AEP Industries Inc. Management Incentive Plan.

AUDIT COMMITTEE REPORT

        The Board has determined that each of the members of the Audit Committee are independent under applicable rules and regulations of Nasdaq and the SEC. The Audit Committee operates under a written charter approved by the Board, which is reviewed annually by the Audit Committee and the Board, and is posted on the Investor Relations section of the Company's website at www.aepinc.com.

        As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company's financial reporting and internal controls functions. Management has the primary responsibility for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG LLP ("KPMG"), the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements and the effectiveness of the Company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) and for expressing their opinions thereon. The Audit Committee further has the authority to engage its own outside advisors as it determines appropriate, apart from counsel or advisors hired by management.

        During fiscal 2007, among other matters, the Audit Committee:

  •
  Reviewed and discussed with management and KPMG the unaudited quarterly financial statements included in the Form 10-Qs filed with the SEC.

  •
  Reviewed and discussed with management and KPMG the audited consolidated financial statements for fiscal 2007, and KPMG's opinion thereon, included in the Form 10-K filed with the SEC and the annual report delivered to stockholders.

  •
  Reviewed and discussed with management its assessment and report on the effectiveness of the Company's internal control over financial reporting as of October 31, 2007.

  •
  Reviewed and discussed with KPMG its opinion on the effectiveness of the Company's internal control over financial reporting as of October 31, 2007.

  •
  Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor's Communications With Those Charged With Governance).

  •
  Received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), as amended.

  •
  Discussed with KPMG its independence with respect to the Company, including any relationships which may impact its objectivity and independence, and considered whether the provision of specified non-audit services is compatible with the auditors' independence under current guidelines.

        Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's annual report on Form 10-K for the year ended October 31, 2007, which was filed with the SEC on January 14, 2008.

Submitted by the Audit Committee:
Richard E. Davis, Chairman Kenneth Avia Robert T. Bell Lee C. Stewart

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

        In accordance with Audit Committee policy and applicable law, the Audit Committee must pre-approve all services to be provided by KPMG, including audit services, audit-related services, tax services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of KPMG. Generally, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee may pre-approve such services between committee meetings pursuant to delegated authority from the Audit Committee; the chair then communicates such pre-approvals to the full Audit Committee at the next regularly scheduled meeting.

KPMG Fees

        The following table sets forth the fees we were billed for audit and other services provided by KPMG in fiscal 2007 and 2006. All of such services described below were approved in conformity with the Audit Committee's pre-approval policies and procedures described above.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$1,563,204	$1,681,837
Audit-Related (2)	30,216	29,159
Tax Fees (3)	51,148	49,365

Total Fees	$1,644,568	$1,760,361

(1)
Audit fees in fiscal 2007 consisted of fees for the annual audit of our financial statements and the audit of internal controls over financial reporting. Audit fees in 2006 consisted of fees for the annual audit of our financial statements, the audit of internal controls over financial reporting and services provided for the registration statement and related SEC filings in connection with the selling stockholders' offering.

(2)
Audit-related fees consisted principally of fees for audits of the financial statements of certain employee benefit plans.

(3)
Tax fees consisted of fees for tax consultation and tax compliance services.

PROPOSAL NO. 3—
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008

        In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In January 2008, the Audit Committee reappointed KPMG to be our independent registered public accounting firm for fiscal 2008.

        As the Audit Committee has responsibility for appointment of our independent registered public accounting firm, your ratification of the appointment of KPMG is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

        Representatives of KPMG will attend the meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2008.

ADDITIONAL INFORMATION

Equity Compensation Plans

        The following table sets forth certain information as of October 31, 2007 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	475,208	(1)	$18.09	(2)	982,372	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	475,208		$18.09		982,372

(1)
Consists of (a) 290,341 outstanding options for our common stock under our 1995 Stock Option Plan, (b) 28,600 outstanding options for our common stock under the 2005 Stock Option Plan, and (c) 156,276 performance units under the our 2005 Stock Option Plan. Upon vesting of each performance unit, employees have the option to receive one share of the Company's common stock or the equivalent cash value or a combination of both. This column assumes the satisfaction of the EBITDA performance measure underlying the performance units and the election by all employees to receive common stock upon the vesting of the performance units. However, in January 2008, several employees elected to receive cash in lieu of common stock upon vesting of performance units on such date and therefore the number of performance units included in the table overstates the expected dilution by such amount.

(2)
Excludes performance units, which have no exercise price.

(3)
Consists of 781,267 shares of common stock that may be issued pursuant to stock options, performance units and other equity awards under our 2005 Stock Option Plan. No additional options may be issued under the 1995 Stock Option Plan. Also consists of 201,105 shares of common stock available for issuance under to 2005 Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors and executive officers and persons owning more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership in any of our equity securities with the SEC and Nasdaq.

        Based solely on a review of the copies of reports filed with the SEC and written representations from our executive officers and directors, we believe that such persons have complied with applicable filing requirements of Section 16(a) of the Exchange Act, with the following exception: Linda Guerrera filed an amended Form 3 due to inadvertently omitting 500 shares of common stock held indirectly from the initial Form 3.

Availability of Form 10-K and Annual Report to Stockholders

        SEC rules require us to provide a copy of our Annual Report on Form 10-K to stockholders who receive this Proxy Statement. Our annual report furnished to stockholders contains a copy of our Annual Report on Form 10-K including certain exhibits. We will also provide copies of our annual report to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the Annual Report on Form 10-K for fiscal 2007 (excluding exhibits or documents incorporated by reference) are available to stockholders (without charge) upon written request to: Investor Relations, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606 or via the internet at: http://www.aepinc.com.

Requirements for Submission of Stockholder Proposals for 2009 Annual Meeting

        Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2009 annual meeting of stockholders, the proposal must be received by us at our principal executive offices (Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606) by the close of business on October 31, 2008.

        Any stockholder proposal intended to be presented for consideration at the 2009 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting, must be received by us at the address stated above prior to January 8, 2009 to be considered timely. If we do not receive notice by that date, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies if such matters are permitted to be raised at the meeting.

        The above-mentioned proposals must also be in compliance with our Third Amended and Restated By-Laws and the proxy solicitation rules of the SEC and Nasdaq.

Solicitation by Board; Expenses

        We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

        Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

James B. Rafferty Vice President, Treasurer and Secretary February 28, 2008

ANNEX A

AEP INDUSTRIES INC.
MANAGEMENT INCENTIVE PLAN

Administration

        The Plan shall be administered by the Compensation Committee of the Board of Directors, provided, that, the Compensation Committee may delegate any of the foregoing powers to the Chief Executive Officer (CEO) or the Chief Financial Officer (CFO) of the Company or the Board of Directors, if (i) such delegation would not limit the deductibility of Plan awards under Section 162(m) or (ii) the Compensation Committee determines it is in the best interests of the Company not to comply with the performance-based exception specified in Section 162(m) (the "Compensation Committee," together with the CEO, CFO or Board to the extent delegated such powers pursuant to this section, the "Administrator").

        The awards payable under this Plan are intended to qualify as "performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor law ("Section 162(m)"), so that the Company's payment of awards under the Plan are tax deductible.

        Subject to the terms of the Plan, applicable law and the listing standards of the Nasdaq Global Stock Market (or other national securities exchange, as applicable, "Nasdaq"), the Administrator is authorized to interpret the Plan, to make, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration, including, without limitation in order to comply with the performance-based exception of Section 162(m). Interpretation and construction of any provision of the Plan by the Administrator shall be final and conclusive.

Plan Overview

        Each participant will have a target incentive opportunity, stated as a percentage of salary. Awards at, above, or below target, ranging from zero up to 200% of the individual's target bonus awarded, can be earned based on actual Adjusted EBITDA compared to the MIP Earnings Target. The MIP Earnings Target is based upon budgeted Adjusted EBITDA, as well as various other subjective factors intended to properly motivate MIP participants. The actual performance goal for each participant is dependent on job classification, with the intent to capture that portion of the Company's business the performance of which a participant can directly influence. Certain executive officers will have a performance goal related to the Company as whole, while other participants will have a performance goal related to various segments or divisions of the Company's operations.

Determining Preliminary Incentive Awards Based on Adjusted EBITDA

        The following procedures will be followed in measuring actual Adjusted EBITDA:

  •
  Performance will be treated on an absolute basis (i.e., if the applicable MIP Earnings Target is to lose $100, then losing $90 would be treated as a 10% improvement).

  •
  Special situations outside the ordinary course of business, such as a provision for the sale or closing of a piece of land, a plant or business, will be excluded. Exclusions must be approved as of a reasonable date following such matter.

  •
  Amounts will be calculated in the Business unit's primary currency. In cases where "currency exchange rates" have an impact on Business unit profits, the exchange rate used to calculate the budget will be used in order to eliminate the effect of currency exchange variations.

  •
  Accounting policy changes dictated by U.S. Securities and Exchange Commission (SEC) or the U.S. Financial Accounting Standards Board (FASB) will be excluded. Exclusions must be approved as of a reasonable date following such change.

  •
  Inter-unit management fees, in effect on the date the MIP Earnings Target is approved by the Administrator, shall be included.

  •
  Inter-unit royalty fees, in effect on the date the target MIP Earnings Target is approved by the Administrator, shall be excluded.

  •
  The Administrator may approve any other exclusions to Adjusted EBITDA as long as such exclusions are approved as of the date the MIP Earnings Target is approved.

        The relationship between incentive awards relative to actual Adjusted EBITDA and the MIP Earnings Target as shown in the following exhibit will be used:

PAY PERFORMANCE RELATIONSHIP
XXXX ANNUAL INCENTIVE PLAN

  •
  The target award is paid for achieving 100% of the applicable MIP Earnings Target.

  •
  No award is paid for achieving less than 80% of the applicable MIP Earnings Target.

  •
  50% of the target award is paid for achieving 80% of the applicable MIP Earnings Target.

  •
  Maximum award of 200% of target is paid for achieving 120% of the applicable MIP Earnings Target.

  •
  Increased or decreased award percentages are used for results between 80% and 100%, and between 100% and 120% or more of the applicable MIP Earnings Target, based on the above graph.

        As an example of how the MIP award determination would work, assume that a participant has a salary of $70,000, and an annual bonus target of 20%. His business unit has an MIP Earnings Target of $2.5 million, and the actual Adjusted EBITDA is 110% of the MIP Earnings Target:

Salary	$70,000
Annual Incentive Target	20% or $14,000
Adjusted EBITDA as % of MIP Earnings Target	110%
% of Award Earned	150%
Award	$21,000

        The maximum amount payable to any participant with respect to an award under the Plan in any fiscal year is $4,000,000.

Adjusting Preliminary Awards Based on Critical Measurement

        In the past, you may have experienced an MIP program that had a separate incentive component resulting from subjective or critical measurements such as:

•	Market Share	•	Sale of assets at an attractive price
•	Number or type of customers	•	Health and safety improvements
•	Quality	•	New sales/promotion tracking system
•	Customer satisfaction	•	New financial control system
•	New product introductions	•	Improved distribution system

        In XXXX AEP is taking the view that everyone in the company should be motivated to perform in the best interests of the company. It is assumed that people in an MIP are the most committed of all, therefore a separate, and subjective encouragement to perform one's job well is an insult to those who are, in fact, our best performers. Management does, however, reserve the right to reduce an award to any individual within a business unit whose activities during the period has been counterproductive to the efforts of the business unit or who has not, for other reasons, added to the profit making goals of this plan.

        If you have any questions concerning this incentive program, contact your manager or your Human Resources Manager.

AEP INDUSTRIES INC. MANAGEMENT INCENTIVE PLAN
ADMINISTRATIVE GUIDELINES

        1.    Base Salary for Bonus Calculations.    October 31, XXXX Annual Base Salary will be used to calculate the incentive.

        2.    Eligibility.    To be eligible to receive an incentive award under the program, you must be an active associate as of the end of the measurement period (i.e., October 31, XXXX). The only exceptions to this rule are detailed below under paragraph 5.

        3.    Pro-Rata Eligibility.    Where incentives are to be paid for partial periods, the incentive will be calculated on a pro-rata basis. Eligibility for pro-rata payments is detailed in paragraphs 4, 5, and 6 below. Pro-rata calculations will be done on completed quarters only. For purposes of clarity, pro-rata payments under paragraphs 4, 5 and 6 below will only be made if the applicable performance goal is satisfied for the applicable year. This pro-ration will apply to both changes in target incentive percentage and to changes in goals.

        4.    New Hires, Transfers or Promotions During the Incentive Period.    For New Hires or participants added to the Plan in the first through third quarters, the bonus will be calculated on a pro-rated basis from the date of hire, but only in completed quarters. Fourth quarter New Hires will not be eligible for an award.

        For Promotions and Transfers, the bonus will be pro-rated from the date of promotion or transfer in whole quarters.

        For all pro-rations under this item, effective dates as of the first through the fifteenth of the first month in the quarter will count the full quarter. Effective dates after the sixteenth day of the first month will not include that quarter in the pro-ration calculation.

        5.    Termination During the Incentive Period.    If it is a Voluntary Termination, no bonus will be earned.

        If it is an Involuntary Termination due to unsatisfactory performance or cause, no bonus will be earned. Note: Achieving business results at the expense of violations of laws, regulations or business ethics or allowing any individuals to behave in this manner will be considered cause for termination.

        If it is an Involuntary Termination due to job elimination or reorganization, the bonus will be paid on a pro-rated basis as of the termination date. Terminations prior to the fifteenth of the last month in the quarter will disqualify the termination quarter in the pro-rata calculation. Terminations effective on the sixteenth through the last day of the last month of the quarter will include the termination quarter in the pro-rata calculation. Payments will be made at the same time as they are made to participants who continue to work for the Company through the end of the year.

        6.    Death or Disability During the Incentive Period.    The incentive earned as of the date of death will be paid, on a pro-rated basis, to the estate of the participant at the same time payments are made to associates who continue to work for the Company through the end of the year.

        Disabilities of 30 days or less will not have an impact on the participant's ability to continue to be eligible for an incentive.

        If a disability lasts more than 30 days, then the incentive will be earned only in quarters in which the participant works more than 60 days.

        7.    Adding Participants to the Plan.    New participants will be added to this program during the year as recommended by the appropriate Vice President/Group Manager and with the approval of the CEO and/or CFO of AEP Industries Inc. The criteria for participation will be based on both similar job classification as the list of current participants in this program and a responsibility level commensurate with the participant's ability to influence goal outcomes. Approval will be required for both the addition of a participant to the program and the proposed participant's target incentive level.

        8.    Timing of Payments.    Financial results will need to be finalized as appropriate by the AEP Industries Inc. Vice President, Controller (or other person having similar responsibilities) and the independent auditors before bonuses can be calculated and paid. Bonus awards will be paid in local currency as soon as possible after the end of fiscal XXXX, but no later than March 15, XXXX.

        9.    Adjustments to Awards.    If earnings were achieved in ways that are considered undesirable (such as reducing budgeted advertising expenditures where this would hurt the business), a negative adjustment to the award may be made.

        10.    All Plan Payments Subject to Discretion.    Notwithstanding the attainment of financial results, all awards under the Plan are subject to the approval of the Administrator.

AEP INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 8, 2008

                The undersigned, a stockholder of AEP INDUSTRIES INC., hereby appoints Paul M. Feeney and James B. Rafferty, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 8, 2008, at 10:00 A.M., local time, or at any postponements or adjournments thereof.

                The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the listed matters and in their discretion on any other matters which may properly come before the meeting or any postponement or adjournment thereof.

(Continued on reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

AEP INDUSTRIES INC.

April 8, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1, 2, AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☐

				FOR	AGAINST	ABSTAIN

2. Approval of the
1. Election of Class A Directors		Nominees	AEP Industries Inc.	☐	☐	☐
Management Incentive Plan
	☐ FOR ALL NOMINEES	o Kenneth Avia o Paul E. Gelbard o Lawrence R. Noll
			3. Ratification of the	☐	☐	☐
	☐ WITHHOLD AUTHORITY		appointment of KPMG
	FOR ALL NOMINEES		LLP as the Company’s
independent registered
	☐ FOR ALL EXCEPT		public accounting firm for
	(See instructions below)		the fiscal year ending
October 31, 2008

INSTRUCTION:	To withhold authority to vote for any
individual nominee(s), mark “FOR ALL
EXCEPT” and fill in the circle next to
each nominee you wish to withhold as
shown here: •

The shares represented by this Proxy will be voted as
directed. If no direction is indicated as to Items 1, 2 or 3:
(i) if the shares are subject to the AEP Industries Inc.
401(k) and Employee Stock Ownership Plan, the shares
will not be voted for such Item(s), and (ii) if the shares are
	To change the address on your account, please		otherwise owned, the shares will be voted “FOR” such
	check the box at right and indicate your new		Item(s).
address in the address space above. Please note
that changes to registered name(s) on the account
	may not be submitted via this method.	☐

Signature of Stockholder	Date		Signature of Stockholder		Date

NOTE:

Please sign exactly as your name(s) appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If signing as a corporation, please sign in full corporate name by an authorized officer, giving full title as such.  If signing as a partnership, please sign in partnership name by an authorized person.

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AEP INDUSTRIES INC. NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
AEP INDUSTRIES INC. PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS APRIL 8, 2008
PROPOSAL NO. 1— ELECTION OF DIRECTORS
BOARD MATTERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
Grants of Plan-Based Awards in Fiscal 2007
Outstanding Equity Awards at October 31, 2007
Option Exercises and Stock Vested in Fiscal 2007
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change-in-Control
Change of Control and Severance Payments (in dollars)
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2— APPROVAL OF THE AEP INDUSTRIES INC. MANAGEMENT INCENTIVE PLAN
AUDIT COMMITTEE REPORT
AUDIT COMMITTEE MATTERS
PROPOSAL NO. 3— RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008
ADDITIONAL INFORMATION
  ANNEX A
AEP INDUSTRIES INC. MANAGEMENT INCENTIVE PLAN
PAY PERFORMANCE RELATIONSHIP XXXX ANNUAL INCENTIVE PLAN
AEP INDUSTRIES INC. MANAGEMENT INCENTIVE PLAN ADMINISTRATIVE GUIDELINES